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FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made as of this 19th day of June, 2015 by and between MONTAGE MANAGERS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust desires to retain Fund Services to provide to each series of the Trust listed on the exhibits attached hereto (as amended from time to time) (each, a “Fund” and collectively, the “Funds”) the services described herein, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Fund Accountant

The Trust hereby appoints Fund Services as fund accountant of the Trust for the term of this Agreement to perform the services and duties described herein.  Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.   The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following accounting services to a Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)
For each valuation date, obtain prices from pricing sources approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

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(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Trust.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Trust.

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(3)
Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon between the parties.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

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(1)
Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

(4)
Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.	License of Data; Warranty; Termination of Rights

A.
The valuation information and evaluations being provided to the Trust by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust.  The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”).  The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

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C.
Fund Services may use different suppliers to provide Data to the Trust if Fund Services’ suppliers terminate any agreement to provide Data to Fund Services.  Also, Fund Services may stop supplying some or all Data to the Trust if Fund Services reasonably believes that the Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Trust.  Fund Services will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.
For each valuation date, Fund Services shall obtain prices from a pricing source recommended by Fund Services and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply Fund Services with the price of any such security on each valuation date.  All pricing changes made by the Trust will be in writing, which includes electronic mail, and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.
In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) Fund Services will promptly notify the Trust that Data contains evaluations; (ii) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by Fund Services and its suppliers of pricing data, may consistently generate approximations that correspond to actual “traded” prices of the securities; (iii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iv) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect.

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5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Fund Services.

6.	Changes in Equipment, Systems, Etc.

Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedules set forth on the exhibits attached hereto (as amended from time to time).  Fund Services shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

8.	Representations and Warranties

A.        The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

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(1)        It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)        This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)        It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)        This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)         It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

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9.	Standard of Care; Indemnification; Limitation of Liability

A.
Fund Services shall exercise reasonable care in the performance of its duties under this Agreement.  Neither Fund Services nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its suppliers may sustain or incur or that may be asserted against Fund Services or its suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

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Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services.  Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services.  Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

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B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.	The obligations assumed by the Trust for a particular Fund hereunder shall be limited in all cases to such Fund and to the assets of that Fund only.

10.	Notification of Error

Each of the Trust and Fund Services will notify the other party of any discrepancy between Fund Services and the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by Fund Services to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

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11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.
Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.
The Trust, on behalf of itself and its trustees, officers, and employees, will maintain the confidential and proprietary nature of the Data and agrees to protect it using the same efforts, but in no case less than reasonable efforts, that it uses to protect its own proprietary and confidential information.

13.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

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14.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information.  The engagement of Fund Services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees oversight responsibility with respect thereto.

15.	Term of Agreement; Amendment

This Agreement shall become effective with respect to a Fund as of the date the applicable exhibit for each Fund is approved by the Board of Trustees of the Trust for a period of one year, and will continue in effect for successive annual periods thereafter.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

16.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement on behalf of the Tortoise North American Pipeline Fund prior to the end of the first full year of service, the Trust agrees to pay USBFS the full annual minimum fee as listed in Exhibit A attached hereto and the Chief Compliance Officer fees less any fees already paid for the first full year of services under this Agreement. Early termination for any other Funds shall be per any respective letters of intent relating to those Funds or other terms as mutually agreed upon by the parties.

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17.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

18.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

19.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

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21.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn:  President

and notice to the Trust shall be sent to:

Montage Managers Trust
4200 West 115th Street, Suite 100
Leawood, KS  66211
Attn:  Anne Pleviak

24.	Rights and Obligations of Each Fund

No Fund shall receive any rights or have any liabilities arising from any action or inaction of any other Funds of the Trust under this Agreement.

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25.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MONTAGE MANAGERS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Brad Adams	By:	/s/ Michael R. McVoy

Name:	Brad Adams	Name:	Michael R. McVoy

Title:	Vice President	Title:	Executive Vice President

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Exhibit A to the Fund Accounting Servicing Agreement – Separate Series of Montage Managers Trust

Name of Series

Tortoise North American Pipeline Fund, effective June 30, 2015

Base Fee for Accounting, Administration, Transfer Agent & Account Services at June, 2015

The below annual minimums will be discounted by 50% from inception date of each Fund listed on Exhibit A for the first six (6) months. Should any Fund on Exhibit A terminate prior to 12 (twelve) months from inception date the full annual minimum will apply and be charged as part of the deconversion fee.

The following reflects the greater of the basis point fee or annual minimum for funds listed on Exhibit A.

Admin/Accounting/TA	Basis Points on combined AUM of Funds listed on Exhibit A		Annual Minimum per Fund listed on Exhibit A
	$0-$1b	+$1b	Funds 1-10 $65,000	Funds 11+ $55,000
	5	2

Fees are calculated pro rata and billed monthly.

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Exhibit A (continued) to the Fund Accounting Servicing Agreement at June, 2015

Accounting, Administration, Transfer Agent & Account Services in addition to the Base Fee
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
▪	$0.08	-	Domestic Equities, Options, ADRs, Foreign Equities
▪	$0.50	-	Domestic Corporates, Convertibles, Governments, Agencies, Futures, Options on Futures, Forwards, Currency Rates, Mortgage Backed
▪	$0.80	-	CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$0.90	-	Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$1.00	-	Bank Loans
▪	$1.50	-	Swaptions
▪	$3.00	-	Credit Default Swaps
▪	$500 /Month Manual Security Pricing (>25/day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.
             Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

AML Officer Services
$1,800 per fund per year - ETFs
Corporate Action & Manual Pricing Services
Fee for IDC data used to monitor corporate actions
▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
Factor Services (security paydown factor data)
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month
Chief Compliance Officer Support Fee
▪	CCO support annual fee $2,000 per trust per USBFS services selected (administration, accounting, transfer agent, distributor, custodian)
Chief Compliance Officer Support Fee includes the following services:
▪
Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines

▪
Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act

▪	Testing of procedures and controls across all business lines with access to business line managers and subject matter experts
▪	Quarterly CCO teleconferences and "Focus Calls" specific to current topics such as cybersecurity
▪	CCO forums held periodically throughout the year in major cities
▪	Annual client conference which includes CCO roundtable discussions
▪	SEC exam support
▪	Other items, including sharing of industry best practices across many areas

NOTE: the CCO Support team does NOT serve as the Fund CCO

Out-Of-Pocket Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring and conversion expenses (if necessary)

Fees are calculated pro rata and billed monthly.

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Exhibit A (continued) to the Fund Accounting Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client request) at June, 2015

Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting” information.
▪	$2,000 per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)

▪	$15,000 minimum first fund
▪	$2,500 minimum each additional fund

The Annual Legal Administration Services (in support of Fund counsel) include:
▪	Direct access to our team of lawyers and paralegals to assist with any inquiries.
▪	Drafting the annual update to the fund's registration statement and filing the same with the SEC
▪	Coordinating with the adviser, auditor, external counsel and other parties to incorporate comments on the registration statement
▪	Preparation of the fund's summary prospectus and filing the same with the SEC
▪	Preparation of the fund's 497(j) letter or 497(c) supplement and filing the same with the SEC
▪	Preparation of the fund's XBRL filings (whether 485(b) or 497) and filing the same with the SEC
▪	Drafting of any stickers or supplements during the year and filing the same with the SEC
▪	File conversions for SEC EDGAR filings are charged as out-of-pocket expenses, typically on a per page basis

Fair Value Services (Charged at the Complex Level)
▪	$0.6651 per security on the First 100 Securities
▪	$0.4804 per security on the Balance of Securities

Daily Compliance Services
▪	Base fee – $20,000 per fund per year
▪	Setup – $2,500 per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)
▪	$1,500 set up fee per fund complex
▪	$500 per fund per month

Customized Benchmarking
▪	Negotiated based upon specific requirements

USBFS Outbound Marketing Services
▪	Cost based on project requirements

Fees are calculated pro rata and billed monthly